Exhibit 1

Ashland Global Holdings Investor Presentation January 2019 efficacy usability allure integrity profitability

 Forward-Looking Statements 2 This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “objectives,” “may,” “will,” “should,” “plans” and “intends” and the negative of these words or other comparable terminology. Ashland may from time to time make forward-looking statements in its annual reports, quarterly reports and other filings with the SEC, news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance and financial condition, as well as the economy and other future events or circumstances. These statements include, but may not be limited to, the statements under "Ashland's Continued Plan to Drive Value" on page 9, the statements under "Key 2018 Initiatives" on page 10, the statements under "Ashland's Strategy is Working" on page 12, Ashland’s assessment on its progress towards becoming a premier specialty chemicals company and its expectations regarding its ability to drive sales and earnings growth, realize further cost reductions and complete the anticipated divestiture of its Composites business and Marl BDO facility.Ashland’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw- material cost increases through price increases), and risks and uncertainties associated with the following: the program to eliminate certain existing corporate and Specialty Ingredients expenses (including the possibility that such cost eliminations may not occur or may take longer to implement than anticipated), the expected divestiture of its Composites segment and the Marl BDO facility, and related merchant I&S products (including, in each case, the possibility that a transaction may not occur or that, if a transaction does occur, Ashland may not realize the anticipated benefits from such transaction), the impact of acquisitions and/or divestitures Ashland has made or may make, including the acquisition of Pharmachem (including the possibility that Ashland may not realize the anticipated benefits from such transactions); Ashland’s substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Ashland’s future cash flows, results of operations, financial condition and its ability to repay debt); Ashland’s ability to generate sufficient cash to finance its stock repurchase plans; severe weather, natural disasters, cyber events and legal proceedings and claims (including product recalls, environmental and asbestos matters); and without limitation, risks and uncertainties affecting Ashland that are described in Ashland’s most recent Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at http://www.sec.gov. Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward- looking statements made in this presentation whether as a result of new information, future events or otherwise.Non-GAAP MeasuresThe information presented herein regarding certain unaudited adjusted results does not conform to generally accepted accounting principles in the United States (U.S. GAAP) and should not be construed as an alternative to the reported results determined in accordance with U.S. GAAP. Ashland has included this non-GAAP information to assist in understanding the operating performance of the company and its reportable segments. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP information related to previous Ashland filings with the SEC has been reconciled with reported U.S. GAAP results. Although Ashland provides forward-looking guidance for adjusted EBITDA, free cash flow and adjusted diluted earnings per share, Ashland is not reaffirming or providing forward-looking guidance for U.S. GAAP-reported financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure. Such reconciliations have not been included because Ashland is unable, without unreasonable efforts, to estimate and quantify the most directly comparable U.S. GAAP components, largely because predicting future operating results is subject to many factors not in Ashland’s control and not readily predictable and that are not part of Ashland’s routine operating activities, including various domestic and international economic, political, legislative, regulatory and legal factors.

IMPORTANT INFORMATION 3 On January 2, 2019, Ashland filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “proxy statement”) and blue proxy card in connection with its 2019 Annual Meeting, which is available free of charge at the SEC’s website at www.sec.gov and Ashland’s website at http://investor.ashland.com. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS, INCLUDING ASHLAND’S PROXY STATEMENT AND ANY AMENDMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, FILED WITH OR FURNISHED TO THE SEC BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT ASHLAND.CERTAIN INFORMATION REGARDING PARTICIPANTSAshland, its directors, director nominees and certain of its officers, including William A. Wulfsohn, Brendan Cummins, William G. Dempsey, Jay V. Ihlenfeld, Susan L. Main, Jerome A. Peribere, Barry W. Perry, Craig A. Rogerson, Mark C. Rohr, Janice J. Teal, Michael J. Ward, Kathleen Wilson-Thompson, J. Kevin Willis, Peter J. Ganz and Seth A. Mrozek, will be participants in the solicitation of proxies from stockholders in respect of the 2019 Annual Meeting of Stockholders. Information regarding the ownership of the Company’s directors and executive officers in the company by security holdings or otherwise is included in Ashland’s proxy statement for the 2019 Annual Meeting of Stockholders, which was filed with the SEC on January 2, 2019. To the extent holdings of Ashland securities have changed since the amounts printed in the proxy statement for the 2019 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Stockholders may obtain free copies of the proxy statement and other relevant documents that Ashland files with the SEC on Ashland’s website at http://investor.ashland.com or from the SEC’s website at www.sec.gov.

Ashland's Board and Management Team Are Executing on Well-Articulated Plan To Deliver Value

The board and management team have developed and executed on successful plan to deliver sustainable long-term shareholder value by transforming Ashland into pure-play specialty chemicals company

1. Strong execution of aggressive portfolio transformation and strategic plan that are driving results and leading to strong value creation
2. Recent initiatives implemented:
   - Further transform portfolio to pure specialty mix through sale of Composites segment and the butanediol (BDO) facility in Marl, Germany and the separation of Valvoline
   - Accelerate margin improvement through $120 million cost takeout program, which is driving more competitive advantage
3. Strong board composition with mix of key skills and balance of experiences, as well as new and refreshed views
4. Shareholder friendly and responsive governance
   - Recent understanding with Neuberger Berman regarding continued board refreshment and other governance enhancements
5. Strong relative total shareholder return performance
   - Since completion of Valvoline separation on May 12, 2017, Ashland's total shareholder return is **22%** compared to **(1%) for S&P 400** and **(6%) for proxy peer mean** over the same time period[1]

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[1] As of December 31, 2018

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 5 Today’s Agenda 1Ashland’s Strategy is Driving Shareholder Value 3Cruiser’s Proxy Fight 4Concluding Remarks 2Highly Qualified and Engaged Board with Strong Governance and Compensation Practices

Aggressive Actions Have Reshaped Ashland's Portfolio

	2006 – 2012	2012 – 2015	2015 – 2018
Acquisitions	Air Products (Adhesives); Hercules; ISP		Pharmachem Laboratories
Divestitures	apac; Drew Marine; Ashland Distribution	Ashland Water Technologies; Ashland Elastomers	Valvoline (IPO and Final Separation); Composites Segment and BDO Facility in Marl, Germany
Cost Takeout	Approximately $800 million of SG&A reductions during the transformation		

Since 2006, Ashland has divested (or announced definitive agreements to divest) more than $10 billion[2] in non-core businesses

Sales Breakdown by Business Unit



Specialty Ingredients 35%
Performance Materials 19%
Consumer Markets 25%
Water Technologies 21%

Fiscal 2012 Sales: $8.2 Billion



Specialty Ingredients 42%
Performance Materials 21%
Valvoline 37%

Fiscal 2015 Sales: $5.4 Billion



Specialty Ingredients 66%
Intermediates and Solvents 9%
Composites 25%

Fiscal 2018 Sales: $3.7 Billion

Ashland has agreed to sell its Composites business and the butanediol (BDO) manufacturing facility in Marl, Germany, and related merchant Intermediates & Solvents (I&S) products, to INEOS for $1.1 billion

Operating Income and Adjusted EBITDA Margins[1]



2.4%
ASH FY 2006
Operating Income Margin
6.1%
ASH FY 2018
12.7%
ASI FY 2018
3.9%
ASH FY 2006
Adjusted EBITDA Margin
18.2%
ASH FY 2018
23.2%
ASI FY 2018

[1] Non-GAAP measure. See Appendix for reconciliation to amounts reported under GAAP
[2] Divestitures include Valvoline enterprise value of $5.3 billion post-final separation as of May 15, 2017, Water Technologies sale price of $1.8 billion, APAC sale price of $1.3 billion, Ashland Distribution sale price of $979 million, Drew Marine sale price of $120 million, Elastomers sale, and Composites and BDO announced sale price of $1.1 billion

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Today Ashland is a Leading Pure-Play Specialty Chemicals Company

~$3.7BN
Revenue

15+
End markets served

~6,000
Employees

66%
ASI[1] share of Ashland Sales

57
Manufacturing facilities[2]

13%
ASI operating income margin

23%
ASI adjusted EBITDA[3] margin

Diverse Set of Geographies and Target Industries

% of Sales (12 Months Ended 9/30/18)

By geography


Europe 35%
North America[4] 40%
Asia Pacific 17%
Latin America/ Other 8%

By business unit


Specialty Ingredients 66%
Composites 25%
Intermediates and Solvents 9%

Ashland has agreed to sell its Composites business and the butanediol (BDO) manufacturing facility in Marl, Germany, and related merchant Intermediates & Solvents (I&S) products, to INEOS for $1.1 billion

Note: All figures as of 12 months ended September 30, 2018
[1] Defined as Ashland Specialty Ingredients reporting segment
[2] Ashland Specialty Ingredients has 41 manufacturing facilities
[3] Non-GAAP measure. See Appendix for reconciliation to amounts reported under GAAP
[4] Ashland includes only U.S. and Canada in its North America designation

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Ashland Has Executed Strategy That is Delivering Shareholder Value

Executed Portfolio Strategy Creating a Pure Play Specialty Chemicals Company	✓ May 12, 2017: completed final separation of Valvoline ✓ May 17, 2017: completed acquisition of Pharmachem Laboratories, a leading international provider of branded nutritional and fragrance products ✓ November 15, 2018: announced signing of definitive agreement to sell Composites business and BDO manufacturing facility in Marl, Germany to INEOS Enterprises for $1.1 billion
Clear Strategy to Drive Continued Growth	✓ May 1, 2017: shortly before Valvoline spin completion, Ashland communicated comprehensive strategic plan with key actions and initiatives to create shareholder value ✓ Taking aggressive and proactive action to create leaner, more cost-competitive, and growth-oriented specialty chemicals organization ✓ Expect to continue to improve adjusted EBITDA margins through innovation, value-selling, and better asset utilization
Ashland's Board and Management Have Delivered Results	✓ Since completion of Valvoline separation on May 12, 2017, Ashland's total shareholder return is **22%** compared to **(1%) for S&P 400** and **(6%) for proxy peer mean** over the same time period[1] ✓ On track to achieve all cost reduction targets – $120 million run-rate savings by December 31, 2019
Led By a Highly Engaged Independent Board	✓ Highly engaged directors with right mix of experience and capabilities to maximize Ashland's full growth potential and deliver long-term shareholder value ✓ Ongoing board refreshment process including the recent addition of Craig Rogerson and the announced plan to add 2 new board members in consultation with Neuberger Berman and with input from other shareholders; following appointment of the 2 new independent directors, 8 of Ashland's independent directors will have been added to board since 2015
Cruiser's Nominees are Wrong for Ashland	× All four Cruiser nominees bring duplicative experiences to the Ashland board; Dr. Bill Joyce and Allen Spizzo have not had experience as public company executives in over 10 years × Dr. Bill Joyce is 83 years old, 11 years older than Ashland's mandatory retirement age (72) × Cruiser has put forward no new ideas for Ashland; recent history of unconstructive and highly distracting engagement as well as misleading statements

[1] As of December 31, 2018

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Ashland's Continued Plan to Drive Value

On May 1, 2017, shortly before Valvoline spin completion, Ashland communicated a comprehensive strategic plan with core levers to create shareholder value

2018 – 2021 Performance Targets

Adjusted EPS growth (CAGR)	Adjusted ASI EBITDA (%)	Adjusted free cash flow generation[2]
>15%	**>25%***	**$1B+**
On track: FY '18 Diluted EPS +198%[1] FY '18 Adjusted Diluted EPS +47%	On track	On track

- Actions to sustain and grow premium mix
  1. Evolve business portfolio
  2. Implement new market strategies
  3. Expand new and proprietary product sales[3] (NPI)
- Initiatives to improve competitiveness
  4. Asset utilization programs
  5. Price to value efforts
  6. SG&A inflation initiatives

7. Ensure CapEx plus changes in working capital <6.5% per year

Note: Adjusted EPS growth, adjusted EBITDA and adjusted free cash flow are forward looking non-GAAP financial measures. See Slide 2 for an explanation for why reconciliations are not available to the most directly comparable forward looking GAAP financial measure

[1] Calculated using the absolute value of the FY '17 Diluted EPS from Continuing Operations to account for the negative figure

[2] Cumulative Free Cash Flow generation over target period less certain key items, which have been deemed to be non-operational

[3] New and Proprietary Product Sales defined as new products in the market for <=5 years and patented products for life of patent

* = 2021 Adjusted EBITDA Target

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Key 2018 Initiatives

1 Announced Sale of Composites and BDO Facility in Marl, Germany to INEOS Enterprises for $1.1 Billion

- Goal to reduce earnings volatility, to create more streamlined portfolio focused on specialty ingredients, and to improve margins

Sales Breakdown by Business Unit[1]


Specialty Ingredients 66%
Composites 25%
Intermediates and Solvents 9%

2 Cost Reduction Targets

$120 million Cost Savings Components


Labs
Manufacturing facilities[2]
Direct headcount
Resource group headcount
Transfer with sale
Third party
Campuses

Expected Timing

- ~$20 million run rate by 9/30/18 (Achieved)
- ~$50 million run rate by 12/31/18
- ~$60 - $70 million realized savings in FY2019
- ~$20 million realized savings in Specialty Ingredients in FY2019
- ~$120 million run rate by 12/31/19

$50 million Specialty Ingredients reduction

$70 million of transferred / stranded costs

- $50 million reduction for Specialty Ingredients represents nearly 20% of segment business direct costs
- $70 million reduction related to Composites and Marl represents greater than 25% of total distributed costs and will not directly impact Specialty Ingredients' margins but instead offset stranded costs

[1] For 12 months ended September 30, 2018
[2] Manufacturing facilities cost reductions will appear as a reduction to cost of goods sold

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11 Strong Top Line Growth and Margin Improvement Since Valvoline Spin Sales $3,260 $3,566 $3,743 15% Growth2 FY 2017 LTM 3/31/18 FY 2018 Operating Income Margin 4.5% 5.9% 6.1% FY 2017 LTM 3/31/18 FY 2018 Adjusted EBITDA Margin 1 17.5% 17.9% 18.2%  FY 2017 LTM 3/31/18 FY 2018 +70 bps Strong financial performance under board and management team has led to significant growth and margin expansion since Valvoline separation 1 Non-GAAP measure. See Appendix for reconciliation to amounts reported under GAAP 2 10% Organic growth in sales from FY 2017 to FY 2018 excludes $157mm adjustment for the acquisitions of Pharmachem and the composites manufacturing facility in Etain, France and the divestiture of the Tianpu business.

$157mm adjustment

Ashland's Strategy is Working....

Key Strategic Actions by the Board and Management Since the Valvoline Spin...		...Have Yielded Clear Results
Earnings growth	✓ 55%	Operating income increased 55% to $227mm, compared to $146mm in FY 2017
	✓ 20%	Adjusted EBITDA[1] increased 20% to $683mm, compared to $570mm in FY 2017 (13%[2] organic growth)
Improved margins	✓ 220bps	In ASI operating income margin improvement YoY in FY 2018
	✓ 100bps	In ASI adjusted EBITDA[1] margin improvement YoY in FY 2018
Cost reduction	✓ $120mm	Targeted run-rate cost savings on track to be achieved by CY 2019; $20mm in run-rate costs savings achieved as of September 30, 2018
Accelerated revenue growth	✓ 15%	Sales rose 15%, to $3.74bn, with double-digit sales growth in all three reportable segments (10%[2] organic growth)
Optimized portfolio through strategic M&A	✓ ~$5bn	Separation of Valvoline completed in May 2017, which positioned Ashland as a pure-play specialty chemicals company
	✓ $660mm	Acquisition of Pharmachem in May 2017, which expanded presence in attractive, high growth end markets, leveraged customization capabilities, and added high value, differentiated products sold to the major fragrance and flavor houses
	✓ $1.1bn	Sale price for Composites business & BDO facility announced in November 2018
Debt reduction	✓ $284mm	Debt paid down since completion of Valvoline separation; reduced leverage from 5.1x to 3.7x and maintained strong BB credit rating
Returning capital to shareholders	✓ 6.4%[3]	Average capital returned to shareholders over the last five years compared to proxy peer mean of 3.4%[3,4]
	✓ $1bn	Share repurchase program authorized in March 2018

[1] Non-GAAP measure. See Appendix for reconciliation to amounts reported under GAAP
[2] Organic growth from FY 2017 to FY 2018 adjusted for the acquisitions of Pharmachem and the composites manufacturing facility in Etain, France and the divestiture of the Tianpu business; 10% organic growth in sales excludes $157mm adjustment for these acquisitions and divestitures, and 13% organic growth in adjusted EBITDA excludes $42mm adjustment for these acquisitions and divestitures
[3] Represents data for calendar years 2013, 2014, 2015, 2016, and 2017 and calculated as total dividend and total share repurchase amounts divided by average annual market capitalization for each year
[4] See Appendix for a list of the proxy peers

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 …Outperforming the Market and Proxy Peers Since the Valvoline Spin Completion… Indexed Share Price Performance Since Valvoline Spin Completion 19% (9%) Since Spin Completion (5/12/17) 1 March 20, 2018:Ashland announced it will explore strategic alternatives for Composites and the BDO manufacturing facility in Marl, Germany November 15, 2018: Ashland announced a definitive agreement to sell Composites and the Marl BDO facility to INEOS Enterprises for $1.1 billion July 23, 2018:Cruiser Capital files first 13D for Ashland, disclosing a 2.3% stake, with statement that Cruiser felt the stock is undervalued and areas to maximize shareholder value 2 (3%) (17%) May 1, 2018:Ashland announced a program to eliminate a total of $120 million of existing corporate and Specialty Ingredients SG&A expenses Note: As of December 31, 20181 See Appendix for a list of the proxy peers2 S&P 400 Chemicals index consists of 11 chemicals companies in the S&P 400 index. See Appendix for a list of the companies 13

 Since VVV Spin Last 1 Year Completion Last 3 Years Last 5 Years (12/31/17) (5/12/17) (12/31/15) (12/31/13) Ashland 1% 22% 47% 60% Proxy Peers 1 (21%) (6%) 26% 18% S&P 400 (11%) (1%) 25% 34% S&P 400 Chemicals 2 (22%) (15%) 25% 29% Note: As of December 31, 20181 See Appendix for a list of the proxy peers2 S&P 400 Chemicals index consists of 11 chemicals companies in the S&P 400 index. See Appendix for a list of the companies 14 Total Return Summary …Delivering Best-in-Class Shareholder Returns…

 6.0x 8.0x 10.0x 12.0x May-17 Aug-17 Sep-18 Dec-18 Nov-171Ashland Mar-182Proxy Peers 9.5x 9.0x Since Spin Completion (5/12/17) Source: Wall Street research and FactSet as of December 31, 2018Note: Represents FactSet EV and consensus NTM adjusted EBITDA as of December 31, 2018. NTM adjusted EBITDA is a forward looking non-GAAP financial measure. See Slide 2 for an explanation for why reconciliations are not available to the most directly comparable forward looking GAAP financial measure1 From the Valvoline IPO closing on September 28, 2016 until final separation on May 12, 2017, Ashland multiple adjusted to include 17% of Valvoline equity value as minority interest and 100% of Valvoline adjusted EBITDA to account for full stake. Ashland pro forma adjusted for divestiture of Composites and BDO facility announced November 15, 20182 See Appendix for a list of the proxy peers …and Improving Relative Trading Multiple EV / NTM Adjusted EBITDA14.0x March 20, 2018:Ashland announced it will explore strategic alternatives for Composites and the BDO manufacturing facility in Marl, Germany July 23, 2018:Cruiser Capital files first 13D for Ashland, disclosing a 2.3% stake, with statement that Cruiser felt the stock is undervalued and areas to maximize shareholder value November 15, 2018: Ashland announced a definitive agreement to sell Composites and the Marl BDO facility to INEOS Enterprises for $1.1 billion 7.3x Jun-183S&P 400 Chemicals Index May 1, 2018:Ashland announced a program to eliminate a total of $120 million of existing corporate and Specialty Ingredients SG&A expenses 3 S&P 400 Chemicals index consists of 11 chemicals companies in the S&P 400 index. See Appendix for a list of the companies 15

 Ashland’s Strategy to Drive Value is Being Recognized by the Market 1 Permission to use quotations neither sought nor obtained Selected Wall Street Research Commentary 1“Given Neuberger's stature with the investment community, credibility and substantive suggestions, we believe these announcements are positives…Despite all of the "noise" over the past few months, we flag ASH's "new" board is in the process of becoming one of the strongest in chemicals, although it didn't come without a few "pushes". The expertise of Rogerson, Rohr, Peribere and the addition of two new candidates (our hunch is quite impressive ones) from shareholders poises the ASH board to be strong from virtually every facet.”- Credit Suisse, January 14, 2019“We view Ashland's sale of its Composites business and Marl, Germany butanediol (BDO) facility as a strong positive as the sale completes Ashland 13-year journey to becoming a pure-play, high-margin specialty chemical company…Underpinning this multiple expansion are steadily improving fundamentals with the recent FQ4 marking Ashland Specialty Ingredients (ASI) (the core specialty chemical business) 3rd consecutive quarter of organic growth and margin recovery, growing evidence that ASI is a high-quality specialty chemical business…”- Deutsche Bank, November 15, 2018 “We upgrade Ashland shares from Neutral to Overweight based on valuation… Ashland is a company that has become a pure play in Specialty Ingredients… Should Ashland continue to execute its cost reduction strategy, to improve its organic growth rate, and to yield better free cash flow, the company’s multiple could be expanded in the longer term.”- J.P. Morgan, December 27, 2018“As activist investors take aim at ASH, management remains focused on implementing a no-excuses culture and delivering on its targets…Many investors we speak to have expressed confusion over the objectives of Cruiser Capital’s (Private) activist campaign, and are worried that a proxy contest could be a distraction for ASH management. Some noted that Mr. Wulfsohn is already managing the company like an activist, selling off the remaining commodity business for a reasonable price and initiating a cost savings program. We believe ASH is focused on its core agenda of continuing the solid growth momentum of the last three quarters, delivering on its cost savings and margin targets and paying down debt.”- SunTrust Robinson Humphrey, November 28, 2018 16

 Today’s Agenda 1Ashland’s Strategy is Driving Shareholder Value 3Cruiser’s Proxy Fight 4Concluding Remarks 2Highly Qualified and Engaged Board with Strong Governance and Compensation Practices 17

Corporate Governance Highlights

Independent Leadership & Oversight	▪ Ashland is governed by 11-member board of directors, 10 of whom are independent directors under NYSE guidelines ▪ The average tenure of board is ~6 years ▪ Mandatory Director Retirement at age 72

Continued Focus on Board Refreshment	▪ Ongoing process to refresh and strengthen board composition with shareholder input:
	  ▪ Jerome Peribere was added to the board last year based on recommendation from Cruiser Capital; Jerome is the third director who has been added based on a shareholder recommendation in the last 5 years
	  ▪ The board announced the addition of Craig Rogerson to the slate of nominees for election at the 2019 Annual Meeting. The addition of Mr. Rogerson followed extensive dialogue with several major shareholders following request for input on a new director
	  ▪ The recent announcement to identify 2 new directors in consultation with Neuberger Berman and with input from other shareholders also underscores Ashland's commitment to shareholder engagement
	  ▪ Following appointment of the 2 new independent directors, 8 of Ashland's independent directors will have been added to board since 2015

Structured to Empower Shareholder Rights	▪ Annual election of directors ▪ Majority voting standard (plurality carve-out voting standard only in contested elections) ▪ Shareholders have ability to call special meeting ▪ No poison pill in place
Recent Governance Enhancements	▪ Jay V. Ihlenfeld, current Ashland director, will be appointed lead independent director, following the recently announced retirement of Barry W. Perry ▪ Mark C. Rohr, current director, will be appointed chair of the Governance & Nominating Committee ▪ Kathleen Wilson-Thompson, current director, will be appointed chair of the Compensation Committee ▪ Corporate governance guidelines have been amended to include rotation of Committee chairs for Compensation and Governance & Nominating Committees every 4 years ▪ LTIPP awards granted in Nov. 2019 and subsequent years will be earned based on achievement of performance goals linked to return on capital metric (among other performance goals) ▪ Scope of Audit Committee was expanded to specifically include capital allocation
Sustainability	▪ Dedicated and highly engaged EH&S committee
ISS Quality Score	▪ ISS governance score of "1" as of January 1, 2019 (a decile score of "1" indicates lower governance risk, while a "10" indicates higher governance risk)

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Ashland Has a Highly Qualified Board of Directors (Page 1 of 2)

	Name	Years on Board	Age[1]	Primary Occupation	Key Skills	Independent
	William A. Wulfsohn	4	56	Chairman of the Board and Chief Executive Officer of Ashland Global Holdings Inc.	• Experience in specialty chemicals management and manufacturing • Service on boards of other public companies • Knowledge in finance, accounting, business operations, management, manufacturing, safety, environmental compliance, risk oversight and corporate governance	
	Jay V. Ihlenfeld	2	67	Lead Independent Director Former Senior Vice President of 3M Company	• Management and chemical industry experience • Service on board of another public company • Knowledge in international operations, leadership development and succession, environmental compliance and safety, risk oversight and M&A evaluation • International and R&D experience	✓
	Brendan M. Cummins	7	67	Former Consultant to The Valence Group; Former Chief Executive Officer of Ciba Specialty Chemicals	• Management and chemical industry experience • Knowledge in international business operations, accounting and finance, risk oversight, environmental compliance and corporate governance	✓
	William G. Dempsey	3	67	Former Executive Vice President of Global Pharmaceuticals at Abbott Laboratories	• Experience within pharmaceutical industry • Service on boards of other public companies • Knowledge in finance, accounting, international operations and corporate governance	✓
	Susan L. Main	2	60	Senior Vice President and Chief Financial Officer of Teledyne Technologies Incorporated	• Specialty materials company experience • Service on board of another public company • Management and public company financial experience • Knowledge in finance, accounting, operations, risk oversight and corporate governance	✓
	Jerome A. Peribere	1	65	Former President and Chief Executive Officer of Sealed Air Corporation	• Management and chemical industry experience • Service on boards of other public companies • Knowledge in finance, international business operations, safety, environmental compliance, risk oversight and corporate governance	✓

[1] As per Ashland's Proxy Statement dated January 2, 2019

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Ashland Has a Highly Qualified Board of Directors (Page 2 of 2)

	Name	Years on Board	Age [1]	Primary Occupation	Key Skills	Independent
	Craig A. Rogerson	0	62	Chairman, President and Chief Executive Officer of Hexion Inc.	• Service on board of another public company • Management and chemical industry experience • Knowledge in finance, international business operations, safety, environmental compliance, risk oversight and corporate governance	✓
	Mark C. Rohr	11	67	Chairman and Chief Executive Officer of Celanese Corporation	• Management and chemical industry experience • Service on boards of other public companies • Knowledge in finance, accounting, international business operations, safety, environmental compliance, risk oversight and corporate governance	✓
	Janice J. Teal	7	66	Former Group Vice President and Chief Scientific Officer for Avon Products Inc.	• Service on board of another public company • Knowledge in research and development, marketing, safety and risk oversight	✓
	Michael J. Ward [2]	18	68	Retired Chairman of the Board and Chief Executive Officer of CSX Corporation	• Service on board of another public company • Knowledge in finance, accounting, business operations, safety, environmental compliance, risk oversight and corporate governance	✓
	Kathleen Wilson-Thompson	2	61	Executive Vice President and Global Chief Human Resources Officer of Walgreens Boots Alliance Inc.	• Service on board of another public company • Knowledge in business operations, safety, executive compensation, risk oversight and corporate governance • Extensive experience with M&A, cultural and HR change management	✓

The board regularly takes steps to refresh and strengthen composition; following appointment of the 2 new independent directors, 8 of Ashland's independent directors will have been added to board since 2015

[1] As per Ashland's Proxy Statement dated January 2, 2019
[2] Michael J. Ward has indicated he will retire from the board following the appointment of the first new independent director, which will take place after the 2019 Annual Meeting

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Ashland's Directors are Well Equipped to Drive Shareholder Value Creation

Director Nominees	Chemicals	Executive Leadership	Accounting & Finance	Operations	Global / International	Public Company Board Experience	R&D / Science / Technology	Avg. Market Cap. of Current Publicly Traded Boards[2]
William A. Wulfsohn *Chairman & CEO*	✓	✓	✓	✓	✓	✓	✓	$3.0bn
Jay V. Ihlenfeld *New Lead Independent Director*	✓	✓	✓	✓	✓	✓	✓	$8.3bn
Brendan M. Cummins	✓	✓	✓	✓	✓	✓[1]		$2.3bn
Willam G. Dempsey		✓	✓	✓	✓	✓	✓	$5.2bn
Susan L. Main		✓	✓	✓		✓		$2.7bn
Jerome A. Peribere	✓	✓	✓	✓	✓	✓		$7.3bn
Craig A. Rogerson	✓	✓	✓	✓	✓	✓		$12.5bn
Mark C. Rohr	✓	✓	✓	✓	✓	✓		$6.3bn
Janice J. Teal	✓	✓	✓		✓	✓	✓	$4.5bn
Michael. J Ward		✓	✓	✓		✓		$28.0bn
Kathleen Wilson-Thompson		✓		✓	✓	✓		$24.9bn

[1] Mr. Cummins services on the board of Nanco Group Plc, headquartered in the United Kingdom
[2] Excludes companies no longer trading as of December 31, 2018. Includes Ashland in the calculation of average market capitalization

21

Ashland's Diligent and Robust Board Nominee Selection Process

- Ashland seriously considers input from shareholders, as evidenced by the recently announced understanding with Neuberger Berman to add 2 new directors, and previous input from other shareholders on current directors
  - Ashland's board looks forward to continued constructive dialogue with shareholders to enhance both governance profile and shareholder value
- Russell Reynolds, a leading search firm, has been advising Ashland in ongoing board refreshment process
  - This process with Russell Reynolds is market standard and in-line with how other companies recruit
- Russell Reynolds conducts an evaluation of each candidate, which includes an initial interview, and provides feedback and recommendations to Ashland's board
- Ashland's Governance and Nominating Committee and full board discuss the feedback and recommendations in detail
- If skill set and fit of a nominee is considered potentially strong, further discussions are pursued directly with select board members and Ashland's management team

This process is the Ashland board's standard practice for reviewing potential candidates and is same process that led to appointment of Jerome Peribere, one of the candidates recommended by Cruiser, last year. This is also the same process used for the addition of Craig Rogerson this year, a director also recommended by several shareholders

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Ashland's Performance-Based Compensation Practices

- The Compensation Committee of Ashland's board carefully considers the most effective ways to motivate and incentivize management to accomplish specific strategic goals
- Objective, tailored metrics with challenging performance targets are chosen annually to align Ashland's compensation program with its strategic plan and effectively align the interests of management with shareholders
  - In 2018, selected Adjusted EBITDA and free cash flow as annual metrics to focus management on profitability and the optimization of cash flow and added a cost reduction modifier to the annual metrics for certain senior leaders in 2019 to focus management on costs and overhead
- Half of executive equity awards are tied to long-term profitability and will be forfeited entirely unless Ashland meets meaningful EPS growth thresholds
  - As an additional backstop, a relative TSR modifier applies so the equity management receives may be modified based on Ashland's performance relative to the S&P 500
- The interests of each of Ashland's current board members are closely aligned with the shareholders. Together, the independent members of the Ashland board beneficially own more than 280,000 shares of Ashland common stock[1]
- All of Ashland's compensation plans are designed to create a pay-for-performance culture and grant a high percentage of at-risk compensation; in fiscal 2018, Ashland's CEO's total direct compensation was 68% performance-based
  - Believe emphasis on a pay-for-performance culture has guided performance – **Ashland's TSR of 60% has outperformed the S&P 400's TSR of 34% over the last five years[2]**

Ashland's compensation committee has designed a compensation program to drive shareholder value – and it is working

[1] As of October 31, 2018
[2] As of December 31, 2018

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Ashland always solving

 Today’s Agenda 1Ashland’s Strategy is Driving Shareholder Value 3Cruiser’s Proxy Fight 4Concluding Remarks 2Highly Qualified and Engaged Board with Strong Governance and Compensation Practices 24

Cruiser's Recent Pattern of Unconstructive Engagement

- Cruiser has presented **no new actionable ideas** since the board's appointment of Mr. Peribere last year, despite Cruiser's multiple claims of having such ideas and multiple discussions and ensuing requests from Ashland for such ideas
  - In 2018, Ashland had 8 interactions with Cruiser (5 conference calls and 3 face-to-face meetings at investor conferences)
  - In 2017, Ashland had 15 interactions with Cruiser (13 conference calls, 1 face-to-face at an investor conference, 1 interaction at the Investor Day)
- Ashland's Chairman and Chief Executive Officer, Mr. Wulfsohn, and Governance and Nominating Committee Chair, Mr. Cummins, spoke with two of Cruiser's nominees (Dr. Bill Joyce and Allen Spizzo) on December 21, 2018. Mr. Wulfsohn and Mr. Cummins evaluated their feedback and have offered to meet again with them to learn of any specific ideas they may have towards improving the business
- Following a year of unconstructive and highly distractive engagement with Ashland, Cruiser is now engaging in a distracting and unnecessary proxy challenge
  - On July 23, 2018 Cruiser took the unusual step of **voluntarily filing a 13D triggering public disclosure**, despite only a ~2.3% ownership position in Ashland's stock, well below the 5% threshold that requires such filing
- The board objectively reviewed the Cruiser nominees
  - Same process employed last year when the Company added Jerome Peribere, a Cruiser nominee, who the Board re-nominated this year
  - The board **unanimously decided that this year's Cruiser's nominees do not add sufficient new skills or qualifications to Ashland's board**

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Unprecedented Removal of CEO from Board

- Despite Ashland's progress and willingness to engage with shareholders, Cruiser has targeted CEO Bill Wulfsohn for removal from the board
- The **overwhelming majority of CEOs of public companies are members of the board**, consistent with **basic corporate governance principles**
  - **100%** of CEOs of proxy peers[1] are members of the board
  - **100%** of CEOs of S&P 400 Chemicals companies[2] are members of the board
  - **95%** of CEOs of S&P 400 companies[3] are members of the board
- The removal of Mr. Wulfsohn from the board would make it much harder for him and the board to continue to deliver superior value to shareholders
- Demonstrates Cruiser does not understand how effective boards operate

[1] See Appendix for a list of the proxy peers
[2] S&P 400 Chemicals index consists of 11 chemicals companies in the S&P 400 index. See Appendix for a list of the companies
[3] Excludes 3 companies that lack CEOs either due to resignation or other unusual circumstances

26

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Cruiser's Nominees are Not Additive to Ashland's Board

- All four of Cruiser's nominees bring **duplicative experiences** in the chemical and pharmaceutical industry, and they do not offer the extended expertise that Ashland board members have
  - **Dr. William H. Joyce has not had experience as a public company CEO since December** 2007
  - **Allen A. Spizzo has not had experience as a public company CFO in over 10 years**, since his tenure at Hercules ended November 2008. During his tenure at Hercules, **he reported to Hercules CEO and current Ashland director nominee Craig A. Rogerson**
- **Dr. William H. Joyce** is 83 years old, **more than 10 years older than the board's mandatory retirement age**. According to Ashland's by-laws, his age makes him ineligible for the board
- **Ashland has a track record of considering and adding shareholder suggestions to the Board**
  - Nominated Jerome Peribere, a Cruiser recommendation, to the board in 2017 and nominated him for re-election this year, and nominated Craig A. Rogerson this year at the suggestion of other shareholders
- **Dr. William H. Joyce, Allen A. Spizzo and Carol S. Eicher's five months of experience at A. Schulman have limited relevance to Ashland** given that A. Schulman had already initiated a comprehensive review of its business plan a year prior to the Cruiser nominees joining the board, and given that A. Schulman was considerably smaller than Ashland and did not have Ashland's strong record of operational improvement or shareholder returns

In addition to Cruiser's nominees not adding new experience or skillsets to Ashland's board, Cruiser itself, or on behalf of its nominees, has not offered any constructive ideas that would create additional value for Ashland shareholders since its suggestion of Mr. Peribere as a board candidate

27

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Cruiser Seeks to Remove Directors with Valuable Skills

Willam A. Wulfsohn



Ashland — *Chairman and Chief Executive Officer*
Carpenter — *Former President and Chief Executive Officer*
PolyOne — *Director and Member of Compensation Committee*

- Experience in specialty chemicals management and manufacturing
- Service on boards of other public companies
- Knowledge in finance, accounting, business operations, management, manufacturing, safety, environmental compliance, risk oversight and corporate governance
- Unusual and unprecedented for a CEO to not be on the board

Brendan M. Cummins



Committees
- ✓ Audit
- ✓ Environmental, Health, Safety, and Quality

Ciba — *Former Chief Executive Officer*
the Valence Group — *Former Global Strategic Advisor*

- Management and chemical industry experience
- Knowledge in international business operations, accounting and finance, risk oversight, environmental compliance and corporate governance

William G. Dempsey



Committees
- ✓ Audit
- ✓ Environmental, Health, Safety, and Quality
- ✓ Governance and Nominating

Abbott — *Former Executive Vice President of Pharmaceuticals*
Hill-Rom — *Chairman of the Board of Directors*
Hospira — *Former Independent Director*

- Experience within pharmaceutical industry
- Service on boards of other public companies
- Knowledge in finance, accounting, international operations and corporate governance

Michael J. Ward[1]



Committees
- ✓ Governance and Nominating
- ✓ Compensation

CSX Corporation — *Former Chairman and Chief Executive Officer*
PNC — *Director and Member of Nominating and Governance Committee*
contura energy — *Director and Member of Nominating and Governance Committee*

- Service on board of another public company
- Knowledge in finance, accounting, business operations, safety, environmental compliance, risk oversight and corporate governance
- Ashland experience and institutional knowledge balances out the several new additions to the board in recent years

In an attempt to destabilize Ashland's board, Cruiser is targeting directors with significant leadership roles and committee responsibilities

[1] Michael J. Ward has indicated he will retire from the board following the appointment of the first new independent director, which will take place after the 2019 Annual Meeting

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Public Company Board Experience of Cruiser Nominees Significantly Trails the Ashland Directors They Aim to Replace

Largest Market Capitalization of Current Publicly Traded Boards[1]


$53.9
Not to Scale
$6.0
$4.5
$4.5
$1.3
$1.2
$0.9
n/a[2]
Michael J. Ward
William G. Dempsey
William A. Wulfsohn
Brendan M. Cummins
Allen A. Spizzo
Pat Gottschalk
Carol S. Eicher
William H. Joyce

Diversity of Public Board Experience (# of Boards Current + Prior)


6
4
4
2
2
1
1
n/a[2]
William G. Dempsey
William A. Wulfsohn
Michael J. Ward
Brendan M. Cummins
Allen A. Spizzo
Pat Gottschalk
Carol S. Eicher
William H. Joyce

Cumulative Years of Public Board Experience[3]


37
24
19
10
10
6
1
n/a[2]
Michael J. Ward
William G. Dempsey
William A. Wulfsohn
Brendan M. Cummins
Carol S. Eicher
Allen A. Spizzo
Pat Gottschalk
William H. Joyce
Targeted Ashland Director
Cruiser Nominee

Note: Dollars in billions
Source: FactSet and Bloomberg as of December 31, 2018
[1] Market capitalizations as of December 31, 2018. Excludes companies no longer trading as of December 31, 2018
[2] Excluding prior public board service of Dr. William H. Joyce, who is 83 years old, which is more than 10 years older than the board's mandatory retirement age. According to Ashland's by-laws, his age makes him ineligible for the board
[3] Reflects cumulative years of serving on public boards, accounting for years where directors served on multiple boards

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Ashland always solving

 Today’s Agenda 1Ashland’s Strategy is Driving Shareholder Value 3Cruiser’s Proxy Fight 4Concluding Remarks 2Highly Qualified and Engaged Board with Strong Governance and Compensation Practices 30

Concluding Remarks

- Ashland is delivering on a well-articulated strategy to drive value for all shareholders
- The strategy is delivering superior shareholder returns and has been well-received by the research community
- Ashland's board has the skills and expertise needed to drive continued growth
- The board is committed to regular, ongoing refreshment
  - The Company has encouraged and been responsive to shareholder input in the Board selection process; underscored by both our recent addition of Craig Rogerson and understanding to add 2 new board members in consultation with Neuberger Berman and with input from other shareholders
  - Following appointment of the 2 new independent directors, 8 of Ashland's independent directors will have been added to board since 2015
- Cruiser's nominees do not have additive skills or experience, and Cruiser itself, or on behalf of its nominees, has offered no new actionable ideas since the suggestion of Mr. Peribere as a board candidate
  - Targeting the CEO and engaging in a highly public campaign creates the potential to reverse Ashland's momentum

Ashland has a strong board and management team executing its transformation and delivering results for shareholders

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 Appendix

Ashland's Current Operating Segments

Ashland always solving

Ashland announced the sale of its Composites segment and the butanediol (BDO) facility in Marl, Germany, and related merchant Intermediates & Solvents (I&S) products

Specialty Ingredients

Fiscal 2018



Active s
Vinyl Ethers
PVP
Adhesi ves
Pharmache
Other
Cellul osics
17%
6%
6%
10%
14%
13%
34%

By Product Category



Europe
Asia Pacific
Latin America /Other
North America
33%
18%
9%
40%

By Geography

Revenue: $2,470 million
Operating Income: $314 million (12.7% Margin)
Adjusted EBITDA[1]: $574 million (23.2% Margin)

Overview

- Products include cellulose ethers, vinyl pyrrolidones, and biofunctionals
- Expertise in organic and synthetic chemistry, polymer chemistry, surface and colloid science, rheology, structural analysis, and microbiology

Key End Markets and Products / Brands

Key End Markets
- Personal care
- Pharma
- Adhesives
- Coatings
- Construction, energy, performance specialties
- Nutrition & other
- Pharmachem

Composites

Fiscal 2018



Gel Coats and Other
15%
85%
UPR/VER²

By Product Category



Europe
Asia Pacific
Latin America/ Other
North America
34%
14%
7%
45%

By Geography

Revenue: $942 million
Operating Income: $73 million (7.7% Margin)
Adjusted EBITDA[1]: $95 million (10.1% Margin)

Overview

- Manufactures and sells general-purpose and unsaturated polyester, vinyl ester resins, gelcoats, and low-profile additives for the reinforced plastics industry
- Product line in two categories: Core and Specialties

Key End Markets and Products / Brands

Key End Markets
- Wind blade manufacturers
- Pipe manufacturers
- Manufacturers of residential & commercial building products
- Truck OEM suppliers

Core Brands
- *Aropol*
- *Arazyn*
- *Polaris*
- *Envirez*

Specialties Brands
- *Derakane*
- *Hetron*
- *Arotran*

Intermediates and Solvents

Fiscal 2018



Butan ediol
45%
55%
Deriv atives

By Product Category



Europe
Asia Pacific
North America
Latin America/Other
61%
15%
21%
3%

By Geography

Revenue: $331 million
Operating Income: $31 million (9.4% Margin)
Adjusted EBITDA[1]: $61 million (18.4% Margin)

Overview

- Produces 1, 4 butanediol (BDO) and related derivatives, including tetrahydrofuran and nmethylpyrrolidone
- Products are used as chemical intermediates in the production of engineering polymers and polyurethanes

Key End Markets and Products / Brands

Key End Markets
- General industrial manufacturers
- Plastics and polymers producers
- Pharmaceutical companies
- Producers of electronic components & systems

Note: Financials as reported. Segment adjusted EBITDA does not include unallocated EBITDA. Ashland includes only U.S. and Canada in its North America designation
[1] Non-GAAP measure. Appendix reconciles adjusted amounts to amounts reported under GAAP, including reconciliations of operating income to adjusted EBITDA
[2] UPR stands for unsaturated polyester resins and VER stands for vinyl ester resins

33

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Constituents of Ashland's Proxy Peer Group

Proxy Peers[1,2] (16 Companies)	
Albemarle Corporation	NewMarket Corporation
Axalta Coating Systems Ltd.	Olin Corporation
Cabot Corporation	Platform Specialty Products Corporation
Celanese Corporation	PolyOne Corporation
Eastman Chemical Company	RPM International Inc.
FMC Corporation	Westlake Chemical Corporation
H.B. Fuller Company	W.R. Grace & Co.
Huntsman Corporation	
International Flavors & Fragrances Inc.	

[1] Represents Ashland's fiscal 2018 Compensation Peer Group
[2] A. Schulman not included due to acquisition by LyondellBasell completed on August 21, 2018

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Constituents of S&P 400 Chemicals Index

S&P 400 Chemicals Index (11 Companies)
▪ Ashland Global Holdings Inc.
▪ Cabot Corporation
▪ The Chemours Company
▪ Minerals Technologies Inc.
▪ NewMarket Corporation
▪ Olin Corporation
▪ PolyOne Corporation
▪ RPM International Inc.
▪ Scotts Miracle-Gro Company
▪ Sensient Technologies Corporation
▪ Valvoline Inc.

35

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Ashland Global Holdings Inc. Reconciliation of Non-GAAP Data – Adjusted EBITDAfor Years Ended September 30, 2018 and 2017 1 Depreciation and amortization excludes accelerated depreciation of $14 million and $19 million for 2018 and 2017, respectively ($ millions) Adjusted EBITDA - Ashland Global Holdings Inc. Net income (loss) $ 9122 298 543 7234282551 Income tax expense (benefit)Net interest and other financing expenseDepreciation and amortization 1EBITDAIncome from discontinued operations (net of taxes)Loss (gain) on pension and other postretirement plan remeasurements Net loss on acquisitions and divestituresOperating key items Adjusted EBITDA (9)(12)2159 $ 683 $ (133)66140570 2018114 $ 201728 Year ended September 30 36

 Ashland Global Holdings Inc. Reconciliation of Non-GAAP Data – Adjusted EBITDAfor 12 Months Ended March 31, 2018 ($ millions)Adjusted EBITDA - Ashland Global Holdings Inc. 12 months endedMarch 31, 2018 $ (18)67141 Net income (loss)Income tax expense (benefit)Net interest and other financing expense Depreciation and amortization1EBITDAInterest from discontinued operations (net of taxes)Loss (gain) on pension and other postretirement plan remeasurements Net loss on acquisitionsOperating key items Adjusted EBITDA 298 488966 128 $ 637 1 Depreciation and amortization excludes accelerated depreciation of $29 million 37

 Ashland Global Holdings Inc. Reconciliation of Non-GAAP Data – Key Itemsfor 12 Months Ended September 30, 2018, September 30, 2017 and March 31, 2018 ($ millions)Operating Key Items - Ashland Global Holdings Inc. March 31, 2018 851444165(5)-- 87 $199--5137 613020--(5)137 Restructuring, separations and other costs Accelerated depreciationEnvironmental reserve adjustments Asset impairmentsTax indemnity expense Legal settlement/reserve Unplanned plant shutdownsInventory fair value adjustment OtherTotal key items included in EBITDA - - 2 159 140 128 12 months endedSeptember 30, 2018 September 30, 2017 38

 Ashland Global Holdings Inc. Reconciliation of Non-GAAP Data – Adjusted EBITDAfor 12 Months Ended September 30, 2006 12 months endedSeptember 30, 2006 $ 40729(47) ($ millions)Adjusted EBITDA - Ashland Global Holdings Inc. Net incomeIncome tax expenseNet interest and other financing income Depreciation and amortizationEBITDAInterest from discontinued operations (net of taxes) Net loss on divestitureAdjusted EBITDA 111 500(224) 5 $ 281 39

 Specialty Ingredients, Composites, Intermediates and Solvents Reconciliation of Non-GAAP Data – Adjusted EBITDAfor Years Ended September 30, 2018 and 2017 ($ millions) 1 Depreciation and amortization excludes accelerated depreciation of $6 million and $14 million for Specialty Ingredients for the years ended September 30, 2018 and 2017, respectively40 Adjusted EBITDA - Specialty Ingredients $ 233 22931 Operating income Add:Depreciation and amortization1 Operating key itemsAdjusted EBITDA $ 314 $24614574 $ 493 Adjusted EBITDA - Composites $ 73 $ 67 22- 22- Operating income Add:Depreciation and amortization Operating key itemsAdjusted EBITDA $ 95 $ 89 Adjusted EBITDA - Intermediates and Solvents $ 31 $ (12) 30- 317 Operating income (loss) Add:Depreciation and amortization Operating key itemsAdjusted EBITDA $ 61 $ 26 Years ended September 302018 2017

 Ashland Global Holdings Inc. and Consolidated Subsidiaries 1 Quarterly totals may not sum to actual results due to quarterly rounding conventions. Calculation of adjusted EBITDA for each quarter has been reconciled within certain financial filings with the SEC and posted on Ashland's website for each reportable segment 41 Reconciliation of Non-GAAP Datafor 12 Months Ended September 30, 2018 ($ millions, except percentages) Intermediates and Solvents 83 83 90 74 331 Total 956 971 974 842 3,743Adjusted EBITDA Sales1 Q4 18 Q3 18 Q2 18 Q1 18 Total Specialty Ingredients 636 638 646 550 2,470 Composites 237 250 238 218 942 Adjusted EBITDA1 Q4 18 Q3 18 Q2 18 Q1 18 Total Margin Specialty Ingredients 160 155 153 105 574 23.2% Composites 20 28 25 23 95 10.1% Intermediates and Solvents 15 17 12 16 61 18.4% Unallocated (16) (11) (11) (8) (47) Total 179 189 179 136 683 18.2%

 Ashland Global Holdings Inc. and Consolidated Subsidiaries 1 Quarterly totals may not sum to actual results due to quarterly rounding conventions. Calculation of adjusted EBITDA for each quarter has been reconciled within certain financial filings with the SEC and posted on Ashland's website for each reportable segment 42 Reconciliation of Non-GAAP Datafor 12 Months Ended September 30, 2017 Total Margin ($ millions, except percentages) Sales1 Q4 17 Q3 17 Q2 17 Q1 17 Total Specialty Ingredients 598 591 544 482 2,216 Composites 219 209 186 165 779 Intermediates and Solvents 63 70 76 57 265 Total 880 870 806 704 3,260 Adjusted Adjusted EBITDA1 Q4 17 Q3 17 Q2 17 Q1 17 EBITDA Specialty Ingredients 141 131 127 95 493 22.2% Composites 23 27 18 21 89 11.4% Intermediates and Solvents 10 10 5 0 26 9.8% Unallocated (13) (7) (11) (7) (38) Total 161 161 139 109 570 17.5%

 Ashland Global Holdings Inc. and Consolidated Subsidiaries 1 Quarterly totals may not sum to actual results due to quarterly rounding conventions. Calculation of adjusted EBITDA for each quarter has been reconciled within certain financial filings with the SEC and posted on Ashland's website for each reportable segment 43 Reconciliation of Non-GAAP Datafor 12 Months Ended March 31, 2018 ($ millions, except percentages) Intermediates and Solvents 90 74 63 70 297 Total 974 842 880 870 3,566Adjusted EBITDA Sales1 Q2 18 Q1 18 Q4 17 Q3 17 Total Specialty Ingredients 646 550 598 591 2,385 Composites 238 218 219 209 884 Adjusted EBITDA1 Q2 18 Q1 18 Q4 17 Q3 17 Total Margin Specialty Ingredients 153 105 141 131 530 22.2% Composites 25 23 23 27 98 11.1% Intermediates and Solvents 12 16 10 10 48 16.2% Unallocated (11) (8) (13) (7) (39) Total 179 136 161 161 637 17.9%

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